EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Fourth Quarter and Full Year 2018 Financial Results

Strong Global Demand Drives Record Revenue and Earnings for Fourth Quarter and Full Year 2018

EPS Growth of 28% - Fifth Consecutive Year of Double-digit EPS Growth

Company Enters 2019 in Record Booked Position at Higher Pricing

Growth Profile Enhanced with 11 Ships on Order Across Three Award-Winning Brands

MIAMI, Feb. 21, 2019 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2018, as well as provided guidance for the first quarter and full year 2019.

Full Year 2018 Highlights

  The Company generated GAAP net income of $954.8 million or EPS of $4.25.  Adjusted Net Income was $1.1 billion or Adjusted EPS of $4.92.

  Company beat full year Adjusted EPS expectations by $0.07, and surpassed the midpoint of its initial February 2018 Adjusted EPS guidance by $0.37, despite a $0.07 impact from unfavorable fuel prices.

  Total revenue increased 12.2% to $6.1 billion. Gross Yield increased 3.4%.  Net Yield increased 3.5% on a Constant Currency basis, exceeding the Company’s initial February 2018 guidance by 150 basis points.

  Achieved record gross Adjusted EBITDA Margin of 31.3%.

  Adjusted ROIC increased to 11.0% from 10.1% the prior year.

  Reached year-end Net Leverage target of low three times.

  Authorized $1 billion, three-year share repurchase program and embarked on meaningful capital returns to shareholders by opportunistically repurchasing approximately $665 million shares under previous and current program. Approximately $600 million remains available under current authorization.

  Record-breaking introduction of Norwegian Bliss, the first cruise ship specifically designed with features and amenities for the ultimate Alaska cruising experience.

  Broke ground on new, state-of-the-art passenger terminal at PortMiami.

Full Year 2019 Highlights

  Company’s 2019 booked position at all-time high entering the year and at higher pricing.

  Net Yield growth guidance on a Constant Currency basis for full year and first quarter 2019 of 3.0% to 4.0% and approximately 2.5%, respectively.

  Norwegian Joy to join record-breaking sister ship, Norwegian Bliss, in Alaska in spring 2019.

  Norwegian Encore, the fourth and final ship in the tremendously successful Breakaway Plus Class, will join the fleet in the Caribbean in the fourth quarter.

  Company reaffirms expectations to achieve its Full Speed Ahead 2020 targets provided at its 2018 Investor Day.

“The team at Norwegian Cruise Line Holdings delivered a breakout year in 2018, once again generating industry-leading record financial performance.  Strong global demand for our portfolio of brands, the successful, record-breaking introduction of Norwegian Bliss and the flawless execution of our demand creation strategies drove our fifth consecutive year of double-digit earnings per share growth," said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  “Building on this momentum, we entered 2019 in the best booked position in our Company’s history, with pricing above prior year’s record levels.  The strong start to this year’s WAVE season, coupled with our moderate in-year capacity growth and our solid booked position across our three brands, has us well-positioned to continue driving price throughout the year and into 2020, where we will also benefit from the first full year of sailings from Norwegian Encore and the addition of Regent’s Seven Seas Splendor.”

Full Year 2018 Results

GAAP net income was $954.8 million or EPS of $4.25 compared to $759.9 million or $3.31 in the prior year.  The Company generated Adjusted Net Income of $1.1 billion or Adjusted EPS of $4.92 compared to $907.7 million or $3.96 in the prior year.  Strong growth in 2018 including an increase in GAAP EPS of 28.4% and Adjusted EPS of 24.2% follows strong 2017 growth of 19.1% and 16.1%, respectively, further demonstrating the Company’s continued underlying earnings power.

Revenue increased 12.2% to $6.1 billion compared to $5.4 billion in 2017. This increase was primarily attributed to an 8.5% increase in Capacity Days due to the delivery of Norwegian Bliss in April 2018 and Norwegian Joy in April 2017, as well as strong organic pricing growth across all core markets.  Gross Yield increased 3.4%. Net Yield increased 3.5% on a Constant Currency basis and 3.7% on an as reported basis.

Cruise operating expense increased 10.2% in 2018 compared to 2017, primarily due to an increase in Capacity Days.  Gross Cruise Costs per Capacity Day increased 2.7%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 2.6% on a Constant Currency basis and 2.9% on an as reported basis.

Fuel price per metric ton, net of hedges increased to $483 from $465 in 2017.  The Company reported fuel expense of $392.7 million in the period.

Interest expense, net was $270.4 million in 2018 compared to $267.8 million in 2017. The increase in interest expense primarily reflects additional debt incurred in connection with the delivery of Norwegian Bliss and Norwegian Joy in the second quarter of 2018 and 2017, respectively, Project Leonardo financing costs, and higher interest rates due to LIBOR rate increases. The increase in interest expense was partially offset by the benefit from the October 2017 full redemption of our 4.625% Senior Notes due 2020 and the benefit from the partial redemption totaling $135 million of our 4.75% Senior Notes due 2021 in April. This year’s results included a non-recurring $6.3 million redemption premium and write-off of fees in connection with the partial redemption. 2017 included losses on extinguishment of debt and debt modification costs of $23.9 million.

Other income (expense), net was income of $20.7 million in 2018 compared to expense of $10.4 million in 2017. Other income in 2018 was primarily due to gains on foreign currency exchange.  Other expense in 2017 was primarily due to losses on foreign currency exchange.

Fourth Quarter 2018 Results

GAAP net income was $154.6 million or EPS of $0.70 compared to $98.8 million or $0.43 in the prior year.  The Company generated Adjusted Net Income of $188.8 million or Adjusted EPS of $0.85 compared to $156.8 million or $0.68 in the prior year.

Revenue increased 10.5% to $1.4 billion compared to $1.2 billion in 2017.  These increases were primarily attributed to the addition of Norwegian Bliss to the fleet, along with strong organic ticket pricing growth across all core markets and robust onboard spending.  Gross Yield increased 3.0%. Net Yield increased 4.7% on a Constant Currency basis and 4.2% on an as reported basis.

Total cruise operating expense increased 8.5% in 2018 compared to 2017, primarily due to an increase in Capacity Days.  Gross Cruise Costs per Capacity Day increased 1.8%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 3.6% on a Constant Currency basis and 3.4% on an as reported basis.

Fuel price per metric ton, net of hedges increased to $496 from $460 in 2017.  The Company reported fuel expense of $104.4 million in the period.

Interest expense, net decreased to $68.2 million in 2018 from $84.3 million in 2017. In connection with the redemption of senior notes and refinancing of certain of our credit facilities, interest expense, net included losses on extinguishment of debt and debt modification costs of $23.9 million in 2017.

2019 Outlook

“2018 marked a key inflection point for the Company as we have made significant progress towards achieving our Full Speed Ahead 2020 Targets.  Our cash generation continues to accelerate and we remain keenly focused on returning meaningful capital to our shareholders, already returning approximately one-third of our three-year targeted capital distribution,” said Mark Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.  “We are confident in our outlook for 2019 and beyond, and have built upon our foundation for measured capacity growth by enhancing our growth profile through 2027, with announced orders for all three of our award-winning brands, now totaling eleven vessels, enabling us to expand our presence both globally and domestically and further diversify our product offerings to continue driving outsized shareholder returns.”

2019 Guidance and Sensitivities

In addition to announcing the results for the fourth quarter and full year 2018, the Company also provided guidance for the first quarter and full year 2019, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2019 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	First Quarter 2019		Full Year 2019
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	Approx. 2.0%	Approx. 2.5%	2.5% to 3.5%	3.0% to 4.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 2.0%	Approx. 2.5%	Approx. 2.75%	Approx. 3.25%
Adjusted EPS	Approx. $0.70		$5.20 to $5.30
Adjusted Depreciation and Amortization (1)	Approx. $145 million		Approx. $595 million (2)
Interest Expense, net	Approx. $68 million		Approx. $265 million
Effect on EPS of a 1% change in Adjusted Net Yield (3)	$0.05		$0.23
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (3)	$0.03		$0.12

(1)  Excludes $4.6 million and $18.4 million of amortization of intangible assets related to the Acquisition of Prestige in the first quarter and full year 2019, respectively.
(2)  Excludes a one-time, non-cash write-off in depreciation and amortization of approximately $25 million for enhancements to Norwegian Joy associated with her redeployment to North America.
(3)  Based on midpoint of guidance.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2019	Full Year 2019
Fuel consumption in metric tons	215,000	860,000
Fuel price per metric ton, net of hedges	$456	$465
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.03	$0.09

As of December 31, 2018, the Company had hedged approximately 57%, 53%, and 33% of its total projected metric tons of fuel consumption for the full year 2019, 2020, and 2021, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Brent in 2019 and Gasoil in 2019, 2020 and 2021.

	2019	2020	2021
% of HFO Consumption Hedged	63%	58%	25%
Average USGC Price / Barrel	$47.82	$41.14	$44.84
% of MGO Consumption Hedged	43%	50%	38%
Average Gasoil Price / Barrel	$90.14	$88.57 (1)	$81.56
Average Brent Price / Barrel	$49.25	-	-

(1)  Represents a blended rate that includes a $7.4 million benefit from 2020 Brent hedges that were replaced with Gasoil hedges in the third quarter of 2018.

The following reflects the foreign currency exchange rates the Company used in its first quarter and full year 2019 guidance.

	Current Guidance - February	Prior Guidance – November
Euro	$1.14	$1.16
British pound	$1.30	$1.30
Australian Dollar	$0.73	$0.72
Canadian Dollar	$0.76	$0.77

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship refurbishment projects. As of December 31, 2018, anticipated capital expenditures were $1.6 billion, $1.2 billion and $0.7 billion for the years ending December 31, 2019, 2020 and 2021, respectively. We have export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.6 billion, $0.5 billion and $0.2 billion for the years ended December 31, 2019, 2020 and 2021, respectively.

Company Updates and Other Business Highlights

Oceania Cruises Announces Order for Two Allura Class Ships

The Company announced an order for the next generation of ships for Oceania Cruises.  The two Allura Class Ships mark the next phase of the line's OceaniaNEXT initiative and will be designed and built by Fincantieri S.p.A. for delivery in 2022 and 2025.  The two 67,000 gross ton Allura Class ships will each accommodate approximately 1,200 guests. This new class of mid-size cruise vessels will retain all the warmth, popular design elements, and signature amenities of the line’s award-winning Marina and Riviera while affording guests an elevated level of comfort and convenience with the addition of new luxury offerings.  The contract price for each of the two vessels is approximately €575 million per ship.  The Company has obtained export credit financing with favorable terms to fund 80 percent of the contract price of each ship, subject to certain Italian government approvals.

Regent Seven Seas Cruises Announces Order for Third Explorer Class Ship

The Company announced an order for a new Explorer Class Ship for Regent Seven Seas Cruises, which will be a sister ship to Seven Seas Explorer®, the most luxurious ship ever built, and Seven Seas SplendorTM, the ship that perfects luxury. The ship will be designed and built by Fincantieri S.p.A. for delivery in late 2023.  Building on the success of its predecessors, Regent Seven Seas Cruises’ newest addition will continue to set the standard for defining elegance at sea. Accommodating up to 750 guests, the intimate and spacious new ship will be the brand’s sixth-all-suite vessel. Voyages for the ship’s inaugural season will go on sale in 2021. The contract price for the vessel is approximately €475 million.  The Company has obtained export credit financing with favorable terms to fund 80 percent of the contract price of the ship, subject to certain Italian government approvals.

Sponsors Exit from Long-Term Investment in Company

In connection with the closing of the secondary public offering by certain funds affiliated with Apollo Global Management, LLC (“Apollo”) and Star NCLC Holdings Ltd. (together, the “Sponsors”) in December, the  Company announced the Sponsor’s exit from their long-term investment in Norwegian Cruise Line Holdings Ltd.  The Company repurchased approximately $85 million of ordinary shares of Norwegian from the underwriter in connection with the offering under its existing $1.0 billion share repurchase program, of which approximately $600 million remains available for future share repurchases.

Refinancing of Senior Secured Credit Facility

In January 2019, the Company announced the refinancing of its senior secured credit facility to strengthen its liquidity profile. The Company amended its existing senior secured credit facility by repricing its $875 million revolving credit facility ("Revolver"), repricing and increasing its Term A loan facility to approximately $1.6 billion ("Term A Loan") and extending the maturity dates for both to January 2024. The proceeds from the increase in the Term A Loan were used to prepay the entire outstanding amount under the Company's then existing Term B loan facility.  The amendment also reduced the applicable margin under the Revolver and Term A Loan by 25 basis points.

Company Partners with Huna Totem Corporation to Construct New Pier at Icy Strait Point in Alaska

The Company announced a partnership with Alaska Native-owned Huna Totem Corporation to develop a second cruise pier in Icy Strait Point, Huna Totem’s world-class cruise ship destination in Hoonah, Alaska. The pier is scheduled to be completed for the summer 2020 Alaska cruise season and will be built to accommodate Norwegian Cruise Line’s Breakaway Plus Class ships. The partnership will provide Norwegian Cruise Line Holdings’ brands with preferential berthing rights in the popular port destination and allow the Company to increase its calls to Icy Strait Point.  In addition, the new pier will provide more cruise passengers with access to Icy Strait’s newly upgraded retail, restaurant and shore excursion amenities.

Norwegian Encore Entertainment and Recreation Line-Up Revealed at Keel Laying Ceremony

Norwegian Cruise Line held an unforgettable keel laying ceremony for Norwegian Encore, unveiling the award-winning entertainment line-up and leading recreational amenities scheduled for the ship’s fall 2019 debut, which include the Tony Award®-Winning Broadway musical “Kinky Boots” as well as an enhanced two-level 1,150 foot race track with ten exhilarating turns, the largest open-air laser tag arena in the fleet and the Galaxy Pavilion, a 10,000-square-foot virtual reality complex. Following the major construction milestone and maritime tradition of embedding a “commemorative coin” within the keel blocks of the ship, attendees were treated to a surprise performance from “Kinky Boots”.  At approximately 168,000 gross tons and accommodating up to 4,000 guests, Norwegian Encore will cruise out of Miami every Sunday and sail seven-day voyages to the Eastern Caribbean, beginning with her first journey in November 2019.

Second School Built with Proceeds from Hope Starts Here Hurricane Relief Campaign

The Company announced the re-opening of the Morne Prosper Pre and Primary Schools in Morne Prosper Village, Dominica, the second school to benefit from the Company’s Hope Starts Here hurricane relief campaign.  Together with All Hands and Hearts, the Company raised over $2.5 million dollars to deliver early relief response and rebuild safe, resilient schools in the Caribbean communities impacted by Hurricanes Irma and Maria.  A portion of the proceeds were used to rebuild the pre and primary schools in Morne Prosper Village, which suffered extensive damage from Hurricane Maria. On January 10, officials from Norwegian Cruise Line Holdings and All Hands and Hearts along with local representatives from Dominica attended the grand opening celebration of the pre-Kindergarten through sixth grade school, which opened its doors to teachers and students on January 14.

Conference Call

The Company has scheduled a conference call for Thursday, February 21, 2019 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2018 results.  A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.  With a combined fleet of 26 ships with approximately 54,400 berths, these brands offer itineraries to more than 450 destinations worldwide. The Company will introduce eleven additional ships through 2027.

Terminology

Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EBITDA Margin.  EBITDA adjusted for other income (expense), net and other supplemental adjustments, divided by total revenue.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted ROIC.  Adjusted EBITDA less Adjusted Depreciation and Amortization divided by debt and shareholders’ equity, averaged for four quarters.

Allura Class Ships.  Oceania Cruises’ two ships on order.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Plus Class. Norwegian Escape, Norwegian Joy, Norwegian Bliss and Norwegian Encore.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

Explorer Class Ships. Regent’s Seven Seas Explorer, Seven Seas Splendor, and an additional ship on order.

Full Speed Ahead 2020 Targets. The Full Speed Ahead 2020 Targets refer to long-term financial targets announced at the Company’s 2018 Investor Day.  These targets are (i) double-digit three-year Adjusted EPS CAGR (2018 to 2020), Adjusted ROIC of approximately 12% in 2020, Net Leverage of approximately 2.5x to 2.75x by 2020 and approximately $1.0 to $1.5 billion of cash available for potential shareholders returns from 2018 to 2020. The Company does not provide targets on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s targets and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort. Any determination to pay dividends or repurchase shares in the future will be entirely at the discretion of the Board of Directors or management, respectively, and will depend upon our results of operations, cash requirements, financial condition, business operations, contractual restrictions, restrictions imposed by applicable law and other factors that the Board of Directors or management deems relevant.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Leverage. Long-term debt, including current portion, less cash and cash equivalents divided by Adjusted EBITDA.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Project Leonardo. The next generation of ships for our Norwegian brand.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in December 2018, March 2018, November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted ROIC, Net Leverage, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are appropriate as supplemental financial measures as they are used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense and Adjusted EBITDA Margin is useful for period-over-period comparisons. Adjusted EBITDA and Adjusted EBITDA Margin are not defined terms under GAAP nor are they intended to be measures of liquidity or cash flows from operations or measures comparable to net income, as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and they include other supplemental adjustments.

Net Leverage is a performance measure that we believe provides management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.  Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital. In addition, management uses Adjusted EPS and Adjusted ROIC as performance measures for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS, Adjusted EBITDA Margin, Adjusted ROIC and Net Leverage may not be indicative of future adjustments or results. For example, for the year ended December 31, 2017, we incurred an impairment of $2.9 million related to assets held for sale. A similar impairment was not incurred in the years ended December 31, 2018 or December 31, 2016. We included this as an adjustment in the reconciliation of Adjusted Net Income since this impairment amount was not representative of our day-to-day operations and we have included similar non-representative adjustments in prior periods.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release or that may be mentioned on our conference call constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release or that may be mentioned on our conference call, including, without limitation, those regarding our business strategy, financial position and results of operations, including our 2019 guidance and Full Speed Ahead 2020 Targets, plans, potential share repurchases or dividends, future deleveraging, prospects and objectives of management for future operations (including expected fleet additions, development plans, demand environment, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; breaches in data security or other disturbances to our information technology and other networks; the risks and increased costs associated with operating internationally; changes in fuel prices and/or other cruise operating costs; fluctuations in foreign currency exchange rates; our expansion into and investments in new markets;  overcapacity in key markets or globally; the unavailability of attractive port destinations; our inability to obtain adequate insurance coverage; evolving requirements and regulations regarding data privacy and protection and any actual or perceived compliance failures by us; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; our reliance on third parties to provide hotel management services to certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; amendments to our collective bargaining agreements for crew members and other employee relation issues;  pending or threatened litigation, investigations and enforcement actions; our ability to keep pace with developments in technology; seasonal variations in passenger fare rates and occupancy levels at different times of the year; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein or that may be mentioned on our conference call to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jordan Kever
(305) 436-4961

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenue
Passenger ticket	$958,443	$833,299	$4,259,815	$3,750,030
Onboard and other	422,750	416,254	1,795,311	1,646,145
Total revenue	1,381,193	1,249,553	6,055,126	5,396,175
Cruise operating expense
Commissions, transportation and other	229,384	210,778	998,948	894,406
Onboard and other	67,424	69,039	348,656	319,293
Payroll and related	224,738	210,130	881,606	803,632
Fuel	104,399	94,252	392,685	361,032
Food	55,246	50,956	216,031	198,357
Other	136,067	118,284	539,150	486,924
Total cruise operating expense	817,258	753,439	3,377,076	3,063,644
Other operating expense
Marketing, general and administrative	208,943	185,841	897,929	773,755
Depreciation and amortization	145,412	133,079	561,060	509,957
Total other operating expense	354,355	318,920	1,458,989	1,283,712
Operating income	209,580	177,194	1,219,061	1,048,819
Non-operating income (expense)
Interest expense, net	(68,178)	(84,309)	(270,404)	(267,804)
Other income (expense), net	9,299	1,285	20,653	(10,401)
Total non-operating income (expense)	(58,879)	(83,024)	(249,751)	(278,205)
Net income before income taxes	150,701	94,170	969,310	770,614
Income tax expense	3,933	4,627	(14,467)	(10,742)
Net income	$154,634	$98,797	$954,843	$759,872

Weighted-average shares outstanding
Basic	219,941,120	228,482,697	223,001,739	228,040,825
Diluted	221,443,295	230,196,680	224,419,205	229,418,326

Earnings per share
Basic	$0.70	$0.43	$4.28	$3.33
Diluted	$0.70	$0.43	$4.25	$3.31

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net income	$154,634	$98,797	$954,843	$759,872
Other comprehensive income (loss):
Shipboard Retirement Plan	2,378	(353)	2,697	(40)
Cash flow hedges:
Net unrealized gain (loss) related to cash flow hedges	(209,261)	83,172	(161,214)	304,684
Amount realized and reclassified into earnings	(10,882)	5,202	(30,096)	36,795
Total other comprehensive income (loss)	(217,765)	88,021	(188,613)	341,439
Total comprehensive income	$(63,131)	$186,818	$766,230	$1,101,311

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$163,851	$176,190
Accounts receivable, net	55,249	43,961
Inventories	90,202	82,121
Prepaid expenses and other assets	241,011	216,065
Total current assets	550,313	518,337
Property and equipment, net	12,119,253	11,040,488
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	329,948	329,588
Total assets	$15,205,970	$14,094,869
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$681,218	$619,373
Accounts payable	159,564	53,433
Accrued expenses and other liabilities	716,499	513,717
Advance ticket sales	1,593,219	1,303,498
Total current liabilities	3,150,500	2,490,021
Long-term debt	5,810,873	5,688,392
Other long-term liabilities	281,596	166,690
Total liabilities	9,242,969	8,345,103
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 235,484,613 shares issued and 217,650,644 shares outstanding at December 31, 2018 and 233,840,523 shares issued and
228,528,562 shares outstanding at December 31, 2017	235	233
Additional paid-in capital	4,129,639	3,998,694
Accumulated other comprehensive income	(161,647)	26,966
Retained earnings	2,898,840	1,963,128
Treasury shares (17,833,969 and 5,311,961 ordinary shares at December 31, 2018 and December 31, 2017,
respectively, at cost)	(904,066)	(239,255)
Total shareholders' equity	5,963,001	5,749,766
Total liabilities and shareholders' equity	$15,205,970	$14,094,869

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended
	December 31,
	2018	2017
Cash flows from operating activities
Net income	$954,843	$759,872
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	566,972	521,484
Gain on derivatives	-	(103)
Deferred income taxes, net	1,508	9,153
Loss on extinguishment of debt	6,346	22,211
Provision for bad debts and inventory	5,570	2,431
Share-based compensation expense	115,983	87,039
Net foreign currency adjustments	(5,537)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(15,886)	15,050
Inventories	(9,052)	(17,129)
Prepaid expenses and other assets	(29,519)	(22,714)
Accounts payable	106,387	14,047
Accrued expenses and other liabilities	114,953	55,894
Advance ticket sales	262,603	154,012
Net cash provided by operating activities	2,075,171	1,601,247
Cash flows from investing activities
Additions to property and equipment, net	(1,566,796)	(1,372,214)
Net proceeds from sale of Hawaii land-based operations	-	499
Promissory note receipts	1,011	165
Cash received on settlement of derivatives	64,796	2,346
Cash paid on settlement of derivatives	(1,719)	(35,694)
Net cash used in investing activities	(1,502,708)	(1,404,898)
Cash flows from financing activities
Repayments of long-term debt	(1,716,244)	(1,916,885)
Proceeds from long-term debt	1,904,865	1,816,390
Proceeds from employee related plans	28,819	30,032
Net share settlement of restricted share units	(13,855)	(6,342)
Purchase of treasury shares	(664,811)	-
Early redemption premium	(5,154)	(15,506)
Deferred financing fees and other	(118,422)	(56,195)
Net cash used in financing activities	(584,802)	(148,506)
Net increase (decrease) in cash and cash equivalents	(12,339)	47,843
Cash and cash equivalents at beginning of the period	176,190	128,347
Cash and cash equivalents at end of the period	$163,851	$176,190

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Year Ended
		December 31,		December 31,
		2018	2017	2018	2017

Passengers carried		666,428	650,812	2,795,101	2,519,324
Passenger Cruise Days		5,098,586	4,703,609	20,276,568	18,523,030
Capacity Days		4,883,347	4,552,267	18,841,678	17,363,422
Occupancy Percentage		104.4%	103.3%	107.6%	106.7%

Net Revenue, Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2018			2018
		Constant			Constant
	2018	Currency	2017	2018	Currency	2017

Passenger ticket revenue	$958,443	$963,914	$833,299	$4,259,815	$4,244,494	$3,750,030
Onboard and other revenue	422,750	422,750	416,254	1,795,311	1,795,311	1,646,145
Total revenue	1,381,193	1,386,664	1,249,553	6,055,126	6,039,805	5,396,175
Less:
Commissions, transportation
and other expense	229,384	230,496	210,778	998,948	995,097	894,406
Onboard and other expense	67,424	67,424	69,039	348,656	348,656	319,293
Net Revenue	1,084,385	1,088,744	969,736	4,707,522	4,696,052	4,182,476

Capacity Days	4,883,347	4,883,347	4,552,267	18,841,678	18,841,678	17,363,422

Gross Yield	$282.84	$283.96	$274.49	$321.37	$320.56	$310.78
Net Yield	$222.06	$222.95	$213.02	$249.85	$249.24	$240.88

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2018			2018
		Constant			Constant
	2018	Currency	2017	2018	Currency	2017
Total cruise operating expense	$817,258	$818,153	$753,439	$3,377,076	$3,365,030	$3,063,644
Marketing, general and
administrative expense	208,943	210,708	185,841	897,929	897,438	773,755
Gross Cruise Cost	1,026,201	1,028,861	939,280	4,275,005	4,262,468	3,837,399
Less:
Commissions, transportation
and other expense	229,384	230,496	210,778	998,948	995,097	894,406
Onboard and other expense	67,424	67,424	69,039	348,656	348,656	319,293
Net Cruise Cost	729,393	730,941	659,463	2,927,401	2,918,715	2,623,700
Less: Fuel expense	104,399	104,399	94,252	392,685	392,685	361,032
Net Cruise Cost Excluding Fuel	624,994	626,542	565,211	2,534,716	2,526,030	2,262,668
Less Non-GAAP Adjustments:
Non-cash deferred compensation expenses (1)	540	540	768	2,167	2,167	3,292
Non-cash share-based compensation expenses (2)	27,186	27,186	23,375	115,983	115,983	87,039
Secondary Equity Offering expenses (3)	401	401	487	883	883	949
Severance payments and other fees (4)	-	-	513	-	-	2,912
Acquisition of Prestige expenses (5)	-	-	-	-	-	500
Other (6)	(500)	(500)	1,281	(1,412)	(1,412)	3,886
Adjusted Net Cruise Cost Excluding Fuel	$597,367	$598,915	$538,787	$2,417,095	$2,408,409	$2,164,090

Capacity Days	4,883,347	4,883,347	4,552,267	18,841,678	18,841,678	17,363,422

Gross Cruise Cost per Capacity Day	$210.14	$210.69	$206.33	$226.89	$226.23	$221.00
Net Cruise Cost per Capacity Day	$149.36	$149.68	$144.86	$155.37	$154.91	$151.11
Net Cruise Cost Excluding Fuel per Capacity Day	$127.98	$128.30	$124.16	$134.53	$134.07	$130.31
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$122.33	$122.64	$118.36	$128.28	$127.82	$124.63

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.

(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Severance payments and other fees related to restructuring costs and other severance arrangements are included in marketing, general and administrative expense.
(5) Acquisition of Prestige expenses are included in marketing, general and administrative expense.
(6) Other primarily related to expenses and reimbursements for certain legal costs included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net income	$154,634	$98,797	$954,843	$759,872
Non-GAAP Adjustments:
Non-cash deferred compensation expenses (1)	862	768	3,453	3,292
Non-cash share-based compensation expenses (2)	27,186	23,375	115,983	87,039
Secondary Equity Offering expenses (3)	401	487	883	949
Severance payments and other fees (4)	-	513	-	2,912
Acquisition of Prestige expenses (5)	-	-	-	500
Amortization of intangible assets (6)	6,224	7,569	24,890	30,273
Extinguishment of debt (7)	-	23,859	6,346	23,859
Impairment of assets held for sale (8)	-	-	-	2,935
Tax benefit (9)	-	148	-	(7,802)
Other (10)	(500)	1,281	(1,412)	3,886
Adjusted Net Income	$188,807	$156,797	$1,104,986	$907,715
Diluted weighted-average shares outstanding	221,443,295	230,196,680	224,419,205	229,418,326
Diluted earnings per share	$0.70	$0.43	$4.25	$3.31
Adjusted EPS	$0.85	$0.68	$4.92	$3.96

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.

(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Severance payments and other fees related to restructuring costs and other severance arrangements are included in marketing, general and administrative expense.
(5) Acquisition of Prestige expenses are included in marketing, general and administrative expense.
(6) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(7) Losses on extinguishments of debt are included in interest expense, net, and legal expenses related to the extinguishments are included in marketing, general and administrative expense.
(8) Impairment charge related to Hawaii land-based operations, which is included in depreciation and amortization expense.
(9) Tax benefit primarily due to the reversal of tax contingency reserves in 2017.
(10) Other primarily related to expenses and reimbursements for certain legal costs included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net income	$154,634	$98,797	$954,843	$759,872
Interest expense, net	68,178	84,309	270,404	267,804
Income tax expense	(3,933)	(4,627)	14,467	10,742
Depreciation and amortization expense	145,412	133,079	561,060	509,957
EBITDA	364,291	311,558	1,800,774	1,548,375

Other (income) expense, net (1)	(9,299)	(1,285)	(20,653)	10,401
Non-GAAP Adjustments:
Non-cash deferred compensation expenses (2)	540	768	2,167	3,292
Non-cash share-based compensation expenses (3)	27,186	23,375	115,983	87,039
Secondary Equity Offering expenses (4)	401	487	883	949
Severance payments and other fees (5)	-	513	-	2,912
Acquisition of Prestige expenses (6)	-	-	-	500
Other (7)	(500)	1,281	(1,412)	3,886
Adjusted EBITDA	$382,619	$336,697	$1,897,742	$1,657,354
Total Revenue	$1,381,193	$1,249,553	$6,055,126	$5,396,175
Adjusted EBITDA Margin	27.7%	26.9%	31.3%	30.7%

(1) Primarily consists of gains and losses, net for foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(5) Severance payments and other fees related to restructuring costs and other severance arrangements are included in marketing, general and administrative expense.
(6) Acquisition of Prestige expenses are included in marketing, general and administrative expense.
(7) Other primarily related to expenses and reimbursements for certain legal costs included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Return on Invested Capital (Adjusted ROIC) was calculated as follows (in thousands):

Year Ended
December 31,
2018

Adjusted EBITDA (1)	$1,897,742
Less: Adjusted Depreciation and Amortization	536,170
Total	1,361,572
Total long-term debt plus shareholder's equity (2)	12,428,918
Adjusted Return on Invested Capital	11.0%

(1) See the reconciliation of Net income to Adjusted EBITDA presented within.
(2) Calculation consists of a four quarter average of long-term debt and shareholder's equity.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Leverage was calculated as follows (in thousands):

	Year Ended December 31,

	2018	2017
Long-term debt, net of current portion	$5,810,873	$5,688,392
Current portion of long-term	681,218	619,373
Total debt	6,492,091	6,307,765
Less: Cash and cash equivalents	163,851	176,190
Net Debt	6,328,240	6,131,575
Total shareholders' equity	5,963,001	5,749,766
Net Debt and shareholders' equity	$12,291,241	$11,881,341
Net Debt-to-Capital	51.5%	51.6%

Adjusted EBITDA (1)	1,897,742	1,657,354

Net Leverage	3.3x	3.7x

(1) See the reconciliation of Net income to Adjusted EBITDA presented within.